GREENSPRING FUND, INC.
FOURTH AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of April 25, 2012, to the Fund Administration Servicing Agreement, dated as of June 28, 2005, as amended May 1, 2009, May 1, 2010 and February 1, 2011 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 10 shall be superseded and replaced with the following:

10.  Term of Agreement; Amendment.

This Agreement shall become effective as of the date first written above and will continue in effect until June 30, 2013.  Subsequent to June 30, 2013, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

Name: Elizabeth Agresta Swam	By:_/s/Michael R. McVoy____________
By: /s/Elizabeth Agresta Swam_______	Name: Michael R. McVoy
Title: Chief Compliance Officer	Title: Executive Vice President